EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

CT Communications, Inc.:

      We consent to incorporation by reference in the Registration Statements (Registration Nos. 33-59641, 33-59643, 33-59645, 333-15537, 333-30125, 333-38895, 333-77323, 333-65818, and 333-65846) of CT Communications, Inc. of our report dated February 27, 2003, relating to the consolidated balance sheets of Palmetto MobileNet, L.P. as of December 31, 2002 and 2001 and the related consolidated statements of income and partners’ equity, and cash flows for each of the three years ended December 31, 2002, 2001, and 2000, which report is included in the December 31, 2002 Annual Report on Form 10-K of CT Communications, Inc.

/s/ Bauknight Pietras & Stormer, P.A.

Columbia, South Carolina

March 27, 2003